EXHIBIT 10(a)

                              EMPLOYMENT AGREEMENT


               EMPLOYMENT AGREEMENT (this "Agreement") made as of this 28th day of September 2001 by and between TRI-STATE INSURANCE AGENCY, INC., a New Jersey corporation ("Employer"), and George Lista, an individual residing at ________________________(the "Executive").

                              W I T N E S S E T H:

               WHEREAS, pursuant to that certain Stock Purchase Agreement (the "Stock Purchase Agreement") by and among Sussex Bancorp ("Sussex"), Executive and George Lista, Sussex is acquiring from Executive and George Lista all of the common stock of Employer, to operate as a wholly-owned subsidiary of the Sussex County State Bank (the "Bank");

               WHEREAS, Executive is the Executive Vice President of the Employer, and his continued services are crucial to the continued success of the Employer's operation as a subsidiary of the Bank;

               WHEREAS, Sussex desires to retain the Executive's services for Employer, and Executive wishes to continue his employment with the Employer on the terms and conditions contained herein;

               NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

     1. Employment and Term.

         (a) Employer hereby employs the Executive as the Chief Operating Officer of the Employer (the "Position") and the Executive agrees to serve in the Position, for a term of five


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(5) years (the "Term"), which shall commence on the date hereof (the "Effective
Date"), and which, subject to paragraphs 1(b), and (c), hereof, shall terminate on the fifth anniversary of the Effective Date, unless extended pursuant to the terms hereof. Unless either Executive or Employer give written notice at least twelve (12) months prior to the end of the Term of their intention not to have this Agreement renew, this Agreement shall automatically renew for an additional three (3) year term (the "Additional Term") at the expiration of the Term. For purposes of this Agreement, the Additional Term shall be considered to be a part of the Term hereof.

         (b) Employer shall have the right to terminate the Executive's employment hereunder prior to the fifth anniversary of the Effective Date; provided, however, that unless such termination is for "cause", as defined below, Executive shall be entitled to receive his Base Salary (as defined herein) and all insurance benefits provided on the date of such termination for the remaining term of this Agreement. In addition, for the remaining term of this Agreement, Executive shall be entitled to an annual payment equal to the commissions earned by Executive under Section 3(b) hereof for the proceeding fiscal year. Such payments shall be made in accordance with Employer's normal payroll practices. If such termination is for "cause", Executive shall not be entitled to receive any compensation from and after the date of such termination; provided, however, that Executive shall be entitled to payments for periods, or partial periods, that occurred prior to the date of termination and for which Executive has not yet been paid. For purposes of this Agreement, "cause" means (i) the Executive's willful and continued failure substantially to perform the duties of the Position, (ii) fraud, misappropriation or other deliberate dishonesty of Executive with respect to Employer's business or property, (iii) the Executive's plea of guilty to or conviction of, or plea of nolo contendere to, any felony that,


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in the reasonable judgment of the Board of Directors of Employer (the "Board"),
adversely affects Employer's reputation or the Executive's ability to perform his duties hereunder; or (iv) Executive's willful violation of (A) any law, rule or regulation relating to the business of Employer , Sussex or the Bank, or (B) final cease-and-desist order issued by or regulatory consent agreement with any regulatory agency having jurisdiction over the Company, the Bank or Sussex.

         (c) This Agreement shall terminate upon Executive's death or his disability, as defined herein. Upon Executive's death or his disability, the obligation of Employer hereunder to pay Executive the compensation called for under Section 3 hereof shall terminate, and Employer's only obligation shall be to pay Executive any and all benefits to which Executive was entitled at the time of such death or disability under any benefit plans of Employer then in place. For purposes of this Agreement, the term "disability" shall mean Executive's inability to substantially perform his material duties as prescribed in this Agreement due to his incapacity or disability, physical or mental, for a period of six (6) consecutive months.

     2. Duties.

         (a) Subject to the ultimate reasonable control and discretion of the Board of Directors of Employer, the Executive shall serve in the Position and perform all duties and services as Chief Operating Officer of the Employer. In such capacity, Executive shall have full authority over the day to day business operations of the Employer, subject to the ultimate authority of the Board of Directors, shall have the authority to retain and terminate personnel, set compensation, determine the product lines offered by the Employer and insurance companies with whom Employer conducts business and generally have the authority to manage the operations of the Employer as its Chief Operating Officer.

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         (b) The Executive shall devote all of the Executive's professional time and attention to the performance of the Executive's duties hereunder and, during the term of the Executive's employment hereunder, shall not engage in any other business enterprise which, in the reasonable, good faith opinion of the Board, interferes with Executive's performance of the duties set forth in subparagraph
(a) above. The foregoing shall not prevent the Executive's purchase, ownership or sale of investment securities or of any interest in, any business which competes with the business of Employer, provided that such ownership or investment constitutes not more than five percent of the outstanding shares of a corporation whose stock is listed on a National Securities Exchange or on the National Association of Securities Dealers Automated Quotation System, or the Executive's involvement in charitable or community activities, provided that the time and attention which the Executive devotes to such activities does not materially interfere with the performance of the Executive's duties hereunder.

3. Compensation.

     (a) For all services to be rendered by the Executive under this Agreement, Employer agrees to pay the Executive a salary of $120,000 annually, to be paid in equal monthly installments (the "Base Salary");

     (b) In addition to the compensation provided for under subparagraph (a) hereof, Executive shall be entitled to receive personal commissions on the sale of insurance products actually placed by Executive as the agent of record of 40% of the gross commissions earned by Employer on such sales.

     (c) In addition to the compensation provided for under subsections (a) and
(b) hereof, Executive shall be entitled to a bonus (the "Bonus") to be paid annually equal to 25% of the amount by which the net before tax net income of the Employer as a subsidiary of the Bank


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for each twelve (12) month period of this Agreement exceeds the following:

          (i) In the first twelve (12) month period after the Closing (as defined under the Stock Purchase Agreement), $175,000;

          (ii) For the second twelve (12) month period after the Closing, $192,500;

          (iii) For the third twelve (12) month period after the Closing, $210,000;

          (iv) For the fourth twelve (12) month period after the Closing, $227,500; provided, however, that in the event Employer's net before tax income exceeds $227,500, Executive shall be entitled to a bonus equal to 25% of the amount by which the net before tax income of the Employer as a subsidiary of the Bank exceeds $210,000;

          (v) For the fifth twelve (12) month period after the Closing, $245,000; provided, however, that in the event the Employer's net before tax income for the fifth twelve (12) month period after the Closing exceeds $245,000, Executive's bonus shall equal 25% of the amount by which the net before tax income of the Employer as a subsidiary of the Bank exceeds $210,000.

     All Bonuses due hereunder shall be paid through the issuance of the common stock, no par value (the "Common Stock") of Sussex. In determining the number of shares to be issued in satisfaction of any Bonus due hereunder, the shares shall be valued at their then current fair market value at the time of issuance, based upon the average closing price of the Common Stock in the fifteen (15) trading days prior to the day before issuance. The shares of Common Stock shall be issued pursuant to an exemption from registration under the Securities Act of 1933, and shall be subject to restrictions on transfer necessary for the Company to claim such exemption. In addition, the certificates representing such shares of Common Stock shall be legended to indicate that they are so restricted.

     The net income of the Employer for purposes of determining whether a Bonus is earned and how much the Bonus shall be shall be determined in accordance with generally accepted


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accounting principals consistently applied.


     (d) In addition to the compensation provided for under subsections (a), (b) and (c), Executive shall be entitled to participate in those employee benefit plans generally made available to executive officers of Sussex and the Bank.

4. Additional Covenants.

     (a) Confidential Information. Except as required in the performance of his duties hereunder, the Executive shall not use or disclose to any third party any Confidential Information (as hereinafter defined) or any know-how or experience related thereto without the express prior written authorization of the Bank, either during the term of this Agreement or thereafter. Upon termination of his employment, the Executive shall leave with Employer all documents and other items in his possession which contain Confidential Information, and shall be prohibited from disclosing to any third party any Confidential Information. For purposes of this paragraph 5(a), the term "Confidential Information" shall mean all information about Employer, Sussex and/or the Bank or relating to any of their respective services or any phase of their respective operations not generally known to any of their competitors and which is treated by Employer, Sussex and/or the Bank as confidential information, and shall specifically include all customer lists of Employer, Sussex and/or the Bank.

     The term "Confidential Information" shall not include any of the foregoing which (i) is in the public domain, (ii) is in Executive's lawful possession prior to a disclosure thereof and not subject to a confidentiality agreement or
(iii) is hereafter lawfully disclosed to Executive by a third party who or which did not acquire the information under an obligation of confidentiality to Employer.

     (b) Non-Compete. Executive hereby agrees that for the Covenant Term (as

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defined below), he will not work for any entity which is engaged in competition with Employer, Sussex or the Bank as of the Term of this Agreement and as of the date of its termination nor himself so engage during such Covenant Term, directly or indirectly, as principal, agent, partner, shareholder, consultant, or employee, in any such business in competition with Employer, Sussex or the Bank as of the Term of this Agreement and as of the date of its termination; provided, however, that the parties agree that those positions listed on
Schedule 4(b) hereto shall not be deemed to be in competition with Employer, Sussex or the Bank and shall not be prohibited hereunder. For purposes of this provision, the "Covenant Term" shall mean the Term of this Agreement and, in the event that Executive has not provided the required notice under Section 1(a) hereto of his intention not to renew this Agreement, for such additional period of months as Executive was required to give notice under Section 1(a) and failed to provide such notice (i.e., should Executive provide notice three (3) months before the end of the Term that he does not intend for this Agreement to renew for the Additional Term, the Covenant Term shall be a period of nine (9) months after the termination of this Agreement); further provided, however, that in the event Executive's employment is terminated pursuant to Section 1(b) hereof, the Covenant Term shall be extended to run contemporaneously with the period during which Executive receives payments under Section 1(b ).

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     (c) Non-Solicitation.

          (i) Executive agrees that for a period of six (6) months following the termination of this Agreement, he will not recruit for employment or induce to terminate his or her employment with Employer, Sussex or the Bank any person who is, at the time of such solicitation, or who was within thirty (30) days of such solicitation, an employee of Employer, Sussex or the Bank.

          (ii) Executive agrees that for a period of six (6) months following the termination of this Agreement, he will not directly or indirectly solicit, cause any other person to solicit, or assist any other person with soliciting any customer, depositor or borrower of Employer, Sussex or the Bank to become a customer, depositor or borrower of another financial institution.


     (d) Modification. If a court of competent jurisdiction determines that the scope, time duration or other limitations of any of the restrictive ovenants contained in this Section 4 are not reasonably necessary to protect the legitimate business interests of Employer, Sussex or the Bank, then such scope, time duration or other limitations will be deemed to become and thereafter will be the maximum time period or scope which such court deems reasonable and enforceable.

     (e) Definitions. For purposes of this Section 4, to act "directly or indirectly" means to act personally or through an associate, affiliate, amily member or otherwise, as proprietor, partner, shareholder, director, officer, employee, agent, consultant or in any other capacity or manner whatsoever.

     (f) Specific Performance. Employer and the Executive agree that in the event of a breach of the provisions of this Section 4, the injury which would be suffered by Employer, Sussex or the Bank would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Executive agrees that in the event of a breach of the terms of this Section 4, in addition to and not in lieu of any other remedies which Employer may pursue, Employer shall have the right to equitable relief, including issuance of a temporary


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or permanent injunction by any court of competent jurisdiction against the commission or continuance of any breach of this Section 4.

     5. Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, (i) by registered or certified U.S. mail, return receipt requested, (ii) by hand, (iii) by overnight courier or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows: In the case of Executive, with a copy to:


                             In the case of Employer, with a copy to:

                             Windels Marx Lane & Mittendorf, LLP
                             120 Albany Street, 6th Floor
                             New Brunswick, New Jersey 08901
                             Telecopier No. (732) 846-8877
                             Attention: Robert A. Schwartz

     Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service or (iv) on the date telecopied.

     6. Assignability. The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, whether by operation of law or otherwise. This Agreement shall be binding upon, and inure to


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the benefit of, Employer and its Successors and assigns. This Agreement shall inure to the benefit of the Executive's heirs, executors, administrators and other legal representatives.

     7. Waiver. The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

     8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.

     9. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto.

     10. Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     11. Amendment. This Employment Agreement may be modified or amended only by an amendment in writing signed by both parties.

     12. Severability. If any provision of this Employment Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

     13. Section Headings. The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Employment Agreement.

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     14. Fees and Expenses. If any party to this Employment Agreement institutes any action or proceeding to enforce this Employment Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorneys' fees and other reasonable legal costs and expenses. IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.



ATTEST:                                     TRI-STATE INSURANCE AGENCY, INC.


___________________________                 By:_________________________________




WITNESS:                                    EXECUTIVE:

                                            /s/ George Lista
---------------------------                 ------------------------------------
                                            George Lista


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